Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in this Post-Effective Amendment No. 52 to the registration statement on Form N-1A for the Philadelphia International Emerging Markets Fund and Philadelphia International Small Cap Fund, each a series of The Glenmede Fund, Inc.
/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
December 28, 2010